SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of this 5th day of March, 2014, by and among Transgenomic, Inc., a Delaware corporation (the “Company”), and Third Security Senior Staff 2008 LLC, a Virginia limited liability company (“Senior Staff LLC”), Third Security Staff 2014 LLC, a Virginia limited liability company (“Staff LLC”), and Third Security Incentive 2010 LLC, a Virginia limited liability company (“Incentive LLC” and, together with Senior Staff LLC and Staff LLC, the “Purchasers”).

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to the Purchasers 1,443,297 shares of Series B Convertible Preferred Stock (the “Series B Preferred”) having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation in the form attached to this Agreement as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth herein, and for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

In addition to the terms defined elsewhere herein, when used herein, the following terms shall have the meanings indicated hereunder:

(a)	“Accredited Investor Questionnaire” means the Accredited Investor Questionnaire in the form attached hereto as Exhibit F.

(b)	“Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

(c)	“Affiliate” shall mean, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person.

(d)	“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

(e)	“Assets” has the meaning set forth in Section 3.19 of this Agreement.

(f)	“Board of Directors” means the Board of Directors of the Company.

(g)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law or executive order to close.

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(h)	“Bylaws” means the Company’s Bylaws, as the same may have been amended and as in effect as of the Closing Date, in the form attached hereto as Exhibit C.

(i)	“Capital Stock” means all of the Company’s issued and outstanding equity securities.

(j)	“Certificate of Designation” means the certificate of designation setting forth the rights, preferences, privileges and restrictions of the Series B Preferred, in the form attached hereto as Exhibit A.

(k)	“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company, as the same may have been amended and as in effect as of the Closing Date, in the form attached hereto as Exhibit B.

(l)	“Claims” has the meaning set forth in Section 3.5 of this Agreement.

(m)	“Closing” has the meaning set forth in Section 2.2(a) of this Agreement.

(n)	“Closing Date” has the meaning set forth in Section 2.2(a) of this Agreement.

(o)	“Code” means the Internal Revenue Code of 1986, as amended, or any successor statue thereto.

(p)	“Common” means Common Stock, $0.01 par value per share, of the Company, or any other Capital Stock into which such stock is reclassified or reconstituted.

(q)	“Company” has the meaning assigned to such term in the recitals to this Agreement.

(r)	“Company Disclosure Schedule” means the schedule of exceptions and qualifications to the representations and warranties made by the Company herein, as furnished to the Purchasers concurrently with the execution and delivery of this Agreement.

(s)	“Compensation Plans” means, without limitation, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards and stock ownership or stock options.

(t)	“Contractual Obligation(s)” means as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

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(u)	“Copyright(s)” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

(v)	“Environmental Laws” means federal, state, local and foreign laws, principles of common law, civil law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

(w)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, as the same shall be in effect from time to time.

(y)	“Financial Statements” has the meaning set forth in Section 3.11 of this Agreement.

(z)	“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

(aa)	“Governmental Authority(ies)” when used in the singular, means any federal, state or local governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, means all such entities.

(bb)	“Indebtedness” means, as to any Person, (a) all obligations of such person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases and (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

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(cc)	“Intellectual Property Rights” means Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Mask Works, software (excluding “off the shelf” software) and other proprietary rights in intellectual property existing under Requirements of Law.

(dd)	“Internet Assets” mean any internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

(ee)	“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences), including, without limitation, those created by, arising under or evidencing substantially the same economic effect as any of the foregoing.

(ff)	“Losses” means all losses, Claims, or written threats thereof, damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred) or other liabilities.

(gg)	“Mask Works” means any mask works and registrations and applications for registrations thereof.

(hh)	“Material Adverse Effect” means, subject to any applicable cure or grace periods, a material adverse effect upon any of (a) the financial condition, operations, business or properties of the Company, except to the extent resulting from (i) changes in general local, domestic, foreign, or international economic conditions (except to the extent such change has a materially disproportionate effect on the Company as compared to other similarly situated Persons in the industry in which the Company operates), (ii) changes affecting generally the industry or industries in which the Company operates (except to the extent such change has a materially disproportionate effect on the Company as compared to other similarly situated Persons in the industry in which the Company operates), (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any changes in applicable laws or accounting rules or principles, including, without limitation, changes in GAAP, (v) any action required by this Agreement or (vi) the announcement of this Agreement or the transactions contemplated hereby, (b) the ability of the Company to perform its material obligations under this Agreement or any of the Transaction Documents or (c) the legality, validity or enforceability of this Agreement or any of the Transaction Documents.

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(ii)	“Material Company IP” has the meaning set forth in Section 3.21(b).

(jj)	“Obligations” means, collectively, all of the Company’s Indebtedness, liabilities and Contractual Obligations.

(kk)	“Orders” has the meaning set forth in Section 3.2 of this Agreement.

(ll)	“Patent(s)” means any foreign or United States patents and patent applications, including any divisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

(mm)	“Person” means any individual or group of individuals, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

(nn)	“Permits” has the meaning set forth in Section 3.6(b) of this Agreement.

(oo)	“Purchased Shares” has the meaning set forth in Section 2.1(a) of this Agreement.

(pp)	“Purchasers” has the meaning assigned to such term in the recitals to this Agreement.

(qq)	“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among the Company and the Purchasers under the conditions set forth herein, the form of which is attached hereto as Exhibit D.

(rr)	“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

(ss)	“SEC” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Act.

(tt)	“SEC Documents” has the meaning set forth in Section 3.11 of this Agreement.

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(uu)	“Securities Filings” means the filing of a Form D with the SEC under the Act and any filing required to be filed with the any state by the Company in respect of its issuance of the Series B Preferred.

(vv)	“Series A Preferred” means the Company’s Series A Convertible Preferred Stock, $0.01 par value per share.

(ww)	“Series B Preferred” means the Company’s Series B Convertible Preferred Stock, $0.01 par value per share.

(xx)	“Share Purchase Price” means $4.85, the price per share of the Series B Preferred to be paid by the Purchasers.

(yy)	“Stock Certificate Questionnaire” means the Stock Certificate Questionnaire in the form attached hereto as Exhibit G.

(zz)	“Taxes” has the meaning set forth in Section 3.12 of this Agreement.

(aaa)	“Trade Secrets” means any scientific or technical information, design, process, procedure, formula or improvement that derives independent economic value from not being generally known, and not being readily ascertainable through proper means, to the Company’s competitors or other persons who can obtain economic value from its use. To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, without limitation, information and documentation pertaining to the design, specifications, testing, validation, implementation and customizing techniques and procedures concerning the Company’s present and future products and services.

(bbb)	“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

(ccc)	“Transaction Documents” means, collectively, this Agreement and the Registration Rights Agreement.

1.2	Accounting Terms; Financial Statements.

All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term “sound accounting practice” shall mean such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur.

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1.3	Knowledge of the Company.

All references to “Knowledge of the Company” or any similar phrase means the actual knowledge of those individuals set forth on Schedule 1.3 of the Company Disclosure Schedule or knowledge any such person would be reasonably expected to have given their position with the Company.

ARTICLE II

PURCHASE AND SALE OF SERIES B PREFERRED

2.1	Purchase and Sale of Series B Preferred.

(a)	Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchasers, and each Purchaser agrees that it will purchase from the Company, on the Closing Date, such number of shares of Series B Preferred (all of the shares of Series B Preferred being purchased pursuant to this Section 2.1(a) being referred to herein as the “Purchased Shares”) set forth opposite such Purchaser’s name on Schedule A hereto for the aggregate purchase price of approximately Seven Million Dollars ($7,000,000.00).

(b)	The Purchased Shares shall have the preferences and rights set forth in the Certificate of Designation for the Series B Preferred.

2.2	Closing.

The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Third Security, LLC at 1881 Grove Avenue, Radford, Virginia 24141, at 10:00 a.m., local time, on March 5, 2014, or at such other time, place and date that the Company and the Purchasers may agree in writing (the “Closing Date”). On the Closing Date, each Purchaser shall deliver or cause to be delivered payment of the aggregate purchase price for the Purchased Shares being acquired by such Purchaser, as set forth on Schedule A hereto, by or on behalf of each Purchaser to the Company by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company, and the Company shall, within three (3) business days following receipt by the Company of such payment, deliver the Purchased Shares being acquired by each of the Purchasers in the form of certificates issued in each Purchaser’s name.

2.3	Use of Proceeds.

The Company shall use the proceeds from the sale of the Purchased Shares hereunder for working capital and general corporate purposes.

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ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, the Company hereby represents, warrants and covenants to each Purchaser as follows:

3.1	Corporate Existence and Power.

The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is licensed and in good standing under the laws of each jurisdiction to which its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to do so would not have a Material Adverse Effect; and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents.

3.2	Authorization; No Contravention.

The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, the sale, issuance and delivery of the Purchased Shares (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or the Bylaws; and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation or the judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company, in each case in this clause (c), individually or in the aggregate, as would have a Material Adverse Effect.

3.3	Governmental Authorization; Third Party Consents.

Except as set forth on Schedule 3.3 of the Company Disclosure Schedule and except for the filing of the Securities Filings and the filing and acceptance of the Certificate of Designation, no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

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3.4	Binding Effect.

This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.5	Litigation.

There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company. To the Knowledge of the Company, there is no fact, event or circumstance that is likely to give rise to any Claim. The Company has not received notice of any Order and no Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which it is a party.

3.6	Compliance with Laws.

(a)	The Company is in compliance in all respects with all Requirements of Law and all Orders issued by any court or Governmental Authority, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)	The Company has all licenses, permits, orders and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company taken as a whole; such Permits are in full force and effect; and no violations are or have been recorded in respect of any Permit, except in each case, individually or in the aggregate, as would not have a Material Adverse Effect.

(c)	No material expenditure is presently required by the Company to comply with any existing Requirement of Law or Order.

(d)	None of the Company, any subsidiary or any director, officer, or employee of, or, to the Knowledge of the Company, any agent or other person associated with or acting on behalf of the Company or any subsidiary has, directly or indirectly: (a) used any funds of the Company or any subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any subsidiary; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, rule or regulation issued by the U.S. Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department, the Financial Action Task Force on Money Laundering (“FATF”) or the U.S. Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act or any similar Requirements of Law; (d) established or maintained any unlawful fund of monies or other assets of the Company or any subsidiary; (e) made any fraudulent entry on the books or records of the Company or any subsidiary; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any subsidiary.

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3.7	Capitalization.

On the Closing Date, after giving effect to the issuance of the Purchased Shares to each of the Purchasers in accordance with the terms hereof, the authorized Capital Stock shall consist of (a) 150,000,000 shares of Common, of which 7,353,695 will be outstanding and issued, and (b) 15,000,000 shares of Preferred Stock, par value $0.01 per share, of which (x) 3,879,307 shares are designated as Series A Preferred, of which 2,586,205 shares will be outstanding and issued, and (y) 1,443,297 shares are designated as Series B Preferred, of which 1,443,297 shares will be outstanding and issued. Set forth on Schedule 3.7 of the Company Disclosure Schedule is a true and complete list of (i) the stockholders of record of the Company, and, opposite the name of each such stockholder of record, the amount of all Capital Stock owned by such stockholder and (ii) the holders of all outstanding options, warrants, conversion privileges, or other rights to purchase or otherwise acquire any authorized but unissued shares of Capital Stock or other proprietary interests (collectively, “Options”) and, opposite the name of each such holder, the amount of all Options of the Company owned by such holder. The Company has reserved a sufficient number of shares of Common for issuance upon conversion of the Purchased Shares, plus such additional number of shares of Common as may be necessary upon the application of the anti-dilution provisions of the Series B Preferred set forth in the Certificate of Designation. The Purchased Shares are duly authorized, and, assuming the accuracy of the representations and warranties of the Purchasers set forth in Article IV, when issued to the Purchasers pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties of the Purchasers in Sections 4.5, 4.6, and 4.7 hereof, will be issued in compliance with (or pursuant to exemptions under) the registration and qualification requirements of all applicable securities laws. The shares of Common issuable upon conversion of the Purchased Shares are duly authorized and, when issued in compliance with the provisions of the Certificate of Incorporation, including the Certificate of Designation, will be validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties of the Purchasers in Sections 4.5, 4.6, and 4.7 hereof, will be issued in compliance with (or pursuant to exemptions under) the registration and qualification requirements of all applicable securities laws. If at any time after the date hereof, the Company does not have a sufficient number of Common authorized and available for issuance upon conversion of the Purchased Shares, the Company and the Purchasers will jointly cooperate with one another in obtaining the necessary stockholder approval to increase the number of authorized shares of Common at the Company’s next annual meeting of stockholders; provided, however, that if the Purchasers so request in writing, in lieu of waiting until the next annual meeting of stockholders, the Company shall call and hold a special meeting of its stockholders within sixty (60) days of the date such writing is given by the Purchasers for the sole purpose of increasing the number of authorized shares of Common (such meeting, a “Special Meeting”), and the Company and the Purchasers will jointly cooperate with one another in obtaining the necessary stockholder approval at such Special Meeting. Notwithstanding the foregoing, the Company will not be required to hold a Special Meeting within 3 months of (i) the Company's most recent annual meeting of stockholders or (ii) the one-year anniversary of the Company's most recent annual meeting of stockholders. The outstanding shares of Capital Stock of the Company are all duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with (or pursuant to exemptions under) the registration and qualification requirements of all applicable securities laws. The Company does not own directly or indirectly, nor has it made any investment in, any Capital Stock of or ownership interest in any other Person.

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3.8	No Default or Breach; Contractual Obligations.

The Company has not received notice of, and is not in default under, or with respect to, any Contractual Obligation in any respect, which, individually or together with all such defaults, would have a Material Adverse Effect. All Contractual Obligations of the Company are valid, in full force and effect and binding upon the Company, and to the Knowledge of the Company, the other parties thereto except in each case, individually or in the aggregate, as would not have a Material Adverse Effect. To the Knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except in each case, individually or in the aggregate, as would not have a Material Adverse Effect.

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3.9	Title to Real Property.

The Company has good, record and marketable title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise owned or leased by it, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect.

3.10	FIRPTA.

The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

3.11	SEC Documents; Financial Statements.

The Common is registered pursuant to Section 12(b) of the Exchange Act. During the two-year period preceding the Closing Date, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (the “SEC Documents”). At the times of their respective filings, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents. At the times of their respective filings, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company currently meets the “registrant eligibility” requirements set forth in the general instructions to Form S-3 to enable the registration of the Common. As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.12	Taxes.

(a)	The Company has paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (hereinafter, “Taxes” or, individually, a “Tax”) that have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, and shall timely pay any Taxes including additions, interest and penalties, required to be paid by it on, before or after the date hereof;

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(b)	the Company has timely filed returns for Taxes that it is required to file on and through the date hereof and all information set forth in such Tax returns is correct and complete in all material respects;

(c)	with respect to all Tax returns of the Company, (i) except as set forth in Schedule 3.12, there is no unassessed tax deficiency proposed or to the Knowledge of the Company threatened against the Company and (ii) except as set forth in Schedule 3.12, no audit is in progress and no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax;

(d)	except as set forth in Schedule 3.12, the Company has neither agreed to nor is required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting methods or otherwise; Schedule 3.12 sets forth the status of federal income tax audits and state, local and foreign tax audits of the Tax returns of the Company for each taxable year for which the statute of limitations has not expired; and

(e)	all liabilities for Taxes of the Company attributable to periods prior to the date hereof have been adequately provided for in the Financial Statements and the liability of the Company for Taxes has not and will not increase at any time up to the Closing Date other than in the ordinary course of business.

3.13	Changes.

Except as disclosed in the SEC Documents, since December 31, 2012 there has not been:

(a)	any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, causing a Material Adverse Effect;

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(c)	any waiver or compromise by the Company of a valuable right or of a material debt owed, except in the ordinary course of business;

(d)	any satisfaction or discharge of any Lien by the Company, except in the ordinary course of business;

(e)	any material change or amendment to an Obligation, except in the ordinary course of business;

(f)	receipt of notice that there has been a loss of, or material order cancellation by, any material customer of the Company or to the Knowledge of the Company any threatened termination, cancellation or limitation of, or any adverse modification or change in the business relationship of the Company, or the business of the Company, with any material customer or material supplier and, to the Knowledge of the Company, there exists no present condition or state of fact circumstances that would have a Material Adverse Effect or prevent the Company from conducting such business relationships or such business with any such material customer or material supplier in the same manner as heretofore conducted by the Company;

(g)	any Lien, created by the Company, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable or Liens arising in the ordinary course of business;

(h)	any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than advances made in the ordinary course of business;

(i)	any resignation or termination of employment of any Key Employee;

(j)	any declaration, setting aside or payment or other distribution in respect of any of the Company’s Capital Stock (except for the reservation of shares of Capital Stock pursuant to this Agreement and the Transaction Documents), or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company; or

(k)	any binding agreement or commitment by the Company to do any of the things described in this Section 3.13.

3.14	Investment Company.

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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3.15	Private Offering.

No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sales of the Purchased Shares. Assuming the accuracy of the representations and warranties of the Purchasers, no registration of the Purchased Shares, pursuant to the provisions of the Act or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Purchased Shares.

3.16	Employee Matters.

(a)	Schedule 3.16 contains a list of all of the individuals who are in the employ of the Company (“Employees”), including the names, titles and compensation of each. Schedule 3.16 lists (i) all increases in compensation of such Employees during the previous 12 months other than increases in salary in the ordinary course of business consistent with the Company’s policies and (ii) any increases in compensation of such Employees that have not yet been effected but which are valid Contractual Obligations of the Company. To the Company’s Knowledge, no Employee is a party to or is otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant or commitment of any nature), or subject to any Order, (i) that would conflict with such Employee’s obligation diligently to promote and further the interests of the Company or (ii) that would conflict with the Company’s business as now conducted. The Company has complied with all Requirements of Law relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes, except in each case, individually or in the aggregate, as would not have a Material Adverse Effect.

(b)	Schedule 3.16(b) contains a complete and accurate list of all written employment agreements for the Employees. The employment agreements include, without limitation, employee leasing agreements, employee services agreements and non-competition agreements.

(c)	No unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans or employment agreements for the Employees.

(d)	None of the Employees listed on Schedule 3.16(d) of the Company Disclosure Schedule (the “Key Employees”) has any plans to terminate his or her employment with the Company to the Company’s Knowledge, and the Company has no intention of terminating the employment of any Key Employee.

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3.17	Labor Relations.

(a)	The Company is not engaged in any unfair labor practice under any Requirement of Law;

(b)	there is (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company, and (ii) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company;

(c)	the Company is not a party to any collective bargaining agreement or contract;

(d)	there is no union representation question existing with respect to the employees of the Company; and

(e)	to the Knowledge of the Company, no union organizing activities are taking place with respect to the employees of the Company.

3.18	Employee Benefit Plans.

The Company has no actual or contingent, direct or indirect, liability in respect of any employee benefit plan or arrangement, including any plan subject to ERISA, other than to administer and make contributions under or pay benefits pursuant to the plans listed on Schedule 3.18 (collectively, the “Plans”). All of the Plans are in compliance with all applicable Requirements of Law except to the extent that noncompliance with such Requirements of Law would not have a Material Adverse Effect. No Plan (a) is subject to Title IV of ERISA, or is otherwise a Defined Benefit Plan, or is a multiple employer plan (within the meaning of Section 413(c) of the Code); or (b) provides for post-retirement welfare benefits except to the extent any such benefits are required by law or a “parachute payment” (within the meaning of Section 280G(b) of the Code) except as set forth on Schedule 3.18. The execution and delivery of this Agreement and each of the other Transaction Documents, the purchase and sale of the Purchased Shares and the consummation of the transactions contemplated hereby and thereby will not result in any prohibited transaction by the Company within the meaning of Section 406 of ERISA or Section 4975 of the Code. Schedule 3.18 also sets forth all Compensation Plans of the Company, other than compensation disclosed on Schedule 3.16.

3.19	Title to Assets.

The Company owns and has good and valid title to all of its properties and assets used in its business and reflected as owned in the Financial Statements or so described in any Schedule hereto (collectively, the “Assets”), in each case free and clear of all Liens, except for (a) Liens specifically described in the notes to the Financial Statements, (b) Liens that would not, individually or in the aggregate, have a Material Adverse Effect, or (c) Liens for Taxes that have not yet become delinquent.

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3.20	Liabilities.

The Company has no material liabilities other than (i) liabilities fully and adequately reflected or reserved against in the Financial Statements, (ii) liabilities not required by GAAP to be set forth in the Financial Statements and (iii) liabilities incurred since December 31, 2012 in the ordinary course of business and that will not have a Material Adverse Effect.

3.21	Intellectual Property.

(a)	Except as provided on Schedule 3.21(a) or in the agreements listed in Schedule 3.21(c), the Company is the owner of or has the license or right to use, sell, license or dispose of all of the Intellectual Property Rights that are used in connection with the business of the Company as presently conducted, free and clear of all Liens.

(b)	Schedule 3.21(b) sets forth all of the registered Copyrights, Patents, patent applications, registered Trademarks, and domain names owned or licenses by the Company that are material to the business of the Company as currently conducted. None of the Intellectual Property Rights that are material to the business of the Company as currently conducted (the “Material Company IP”) is subject to any outstanding Order, and no Claim is pending or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

(c)	Schedule 3.21(c) sets forth all licenses, sublicenses and other agreements under which the Company is either a licensor or licensee of any Material Company IP. The Company has performed all material obligations imposed upon it thereunder, and the Company is not, nor to the Knowledge of the Company is any party thereto in breach of or default thereunder in any material respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the licenses listed on Schedule 3.21(c) are valid, enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company, with respect to the other party or parties to such licenses, and will continue to be so on identical terms immediately following the Closing, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity related to enforceability (regardless of whether considered in a proceeding at law or in equity).

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(d)	To the Knowledge of the Company none of the Material Company IP currently sold or licensed by the Company to any Person or used by or licensed to the Company infringes upon or otherwise violates any Intellectual Property Rights of others.

(e)	No litigation is pending and no Claim has been made against the Company or, to the Knowledge of the Company, is threatened, contesting the right of the Company to sell or license the Material Company IP to any Person or use the Material Company IP presently sold or licensed to such Person or used by the Company.

(f)	To the Knowledge of the Company, no Person is infringing upon or otherwise violating the Material Company IP.

(g)	No former employer of any Employee, and no current or former client of any consultant of the Company, has made a claim, or to the Knowledge of the Company threatened to make a claim, against the Company that such Employee or such consultant is utilizing proprietary information of such former employer or client.

(h)	To the Knowledge of the Company, no Employee is in material violation of any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such Employee with the Company.

(i)	None of the Company’s Trade Secrets has been disclosed to any Person other than (i) employees, representatives and agents of the Company, (ii) as required pursuant to any filings with a Governmental Authority, (iii) when disclosure to a Person is pursuant to provisions in non-disclosure, consultant, license or other confidentiality agreements entered into by the Company or (iv) in connection with discussions with possible sources of financing for the Company subject to customary non-disclosure arrangements.

3.22	Potential Conflicts of Interest.

Except as disclosed in the SEC Documents or as set forth on Schedule 3.22, during the two-year period preceding the Closing Date, no event has occurred that would be required to be reported by the Company pursuant to Item 404(d)(1) of Regulation S-K promulgated by the SEC.

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3.23	Trade Relations.

Except as set forth on Schedule 3.23, there exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or material limitation of, or any adverse modification or change in, the business relationship of the Company, or the business of the Company, with any customer or any group of customers whose purchases are individually or in the aggregate material to the Company, or with any material supplier of the Company, and, to the Knowledge of the Company, there exists no present condition or state of fact or circumstances that would have a Material Adverse Effect or prevent the Company from conducting such business relationships or such business with any such customer, such group of customers or such material supplier substantially in the same manner as heretofore conducted by the Company.

3.24	Outstanding Borrowing.

Schedule 3.24 sets forth (a) the amount of all Indebtedness with respect to the Company as of the date hereof, (b) the Liens that relate to such Indebtedness and that encumber the Assets and (c) the name of each lender thereof.

3.25	Insurance.

The Company maintains insurance with insurance companies in such amounts and covering such risks as are usually and customarily carried by Persons engaged in the business conducted by the Company. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any of the other Transaction Documents.

3.26	Minute Records.

All minutes and written consents since January 1, 2013 of the Board of Directors and stockholders of the Company have been provided or made available to each of the Purchasers. The minutes and written consents contain a complete summary of all meetings of the Board of Directors and stockholders since January 1, 2013 and reflect all transactions referred to in such minutes and written consents accurately in all material respects.

3.27	Environmental Matters.

The Company is and has been in compliance in all respects with all applicable Environmental Laws except for failures to be in compliance that would not, individually or in the aggregate, have a Material Adverse Effect. There is no Claim pending or, to the Knowledge of the Company, threatened against the Company pursuant to Environmental Laws that would reasonably be expected to result in a fine, penalty or other obligation, cost or expense that would have a Material Adverse Effect; and, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Laws except in each case, individually or in the aggregate, as has not had or would not have a Material Adverse Effect.

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3.28	Broker’s, Finder’s or Similar Fees.

Except as set forth on Schedule 3.28, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by any such Person.

3.29	Accountants.

McGladrey LLP, whose report on the financial statements of the Company is filed with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, were, at the time such report was issued, independent registered public accountants as required by the Act. Except as described in the SEC Documents and as preapproved in accordance with the requirements set forth in Section 10A of the Exchange Act, to the Knowledge of the Company, neither McGladrey LLP nor Ernst & Young LLP has engaged in any non-audit services prohibited by subsection (g) of Section 10A of the Exchange Act on behalf of the Company.

3.30	Internal Controls.

The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.31	Corporate Governance.

The Board of Directors meets the independence requirements of, and has established an audit committee that meets the independence requirements of, the rules and regulations of the SEC. The Audit Committee has reviewed the adequacy of its charter within the past 12 months.

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3.32	Disclosure Controls.

The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act). Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company is in compliance in all material respects with all provisions currently in effect and applicable to the Company of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof.

3.33	No Undisclosed Events or Circumstances.

Except as disclosed in the SEC Documents, since December 31, 2012, except for the consummation of the transactions contemplated herein, to the Company’s Knowledge, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under any Requirement of Law, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

3.34	Application of Takeover Provisions.

The issuance of the Series B Preferred pursuant hereto and the Purchasers’ ownership thereof is not prohibited by the business combination statutes of the state of Delaware or the Certificate of Incorporation. The Company has not adopted any stockholder rights plan, “poison pill” or similar arrangement that would trigger any right, obligation or event as a result of the issuance of such securities and the Purchasers’ ownership of such securities and there are no similar anti-takeover provisions under the Certificate of Incorporation. In addition, the Company covenants and agrees that, from and after the Closing Date, it will not adopt any such anti-takeover provisions, whether under its Certificate or otherwise, that would be applicable to the Purchasers or any of their respective Affiliates.

3.35	No Stockholder Approval.

No approval of the stockholders of the Company is required under law or otherwise for the Company to issue and deliver to the Purchasers the shares of Series B Preferred as contemplated hereby.

3.36	Disclosure.

(a)	Agreement and Other Documents. This Agreement and the documents and certificates furnished to the Purchasers by the Company, including but not limited to the SEC Documents, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

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(b)	Material Adverse Effects. To the Knowledge of the Company, there is no fact which the Company has not disclosed to each of the Purchasers in writing which would have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company as follows:

4.1	Existence and Power.

The Purchaser is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents.

4.2	Authorization; No Contravention.

The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including, without limitation, the purchase of the Purchased Shares, (a) have been duly authorized by all necessary action, (b) do not contravene the terms of the Purchaser’s organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Purchaser, or any Orders of any Governmental Authority or Requirement of Law applicable to the Purchaser in each case, individually or in the aggregate, as would have a material adverse effect on (i) the ability of the Purchaser to perform its material obligations under this Agreement or any of the other Transaction Documents or (ii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents.

4.3	Governmental Authorization; Third Party Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other person with respect to any Requirement of Law, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, the Purchaser of this Agreement and each of the other Transaction Documents to which the Purchaser is a party or the transactions contemplated hereby and thereby.

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4.4	Binding Effect.

This Agreement and each of the other Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.5	Purchase for Own Account.

The Purchased Shares and the shares of Capital Stock issuable upon conversion thereof that are being acquired by the Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Act, or under an exemption from such registration available under the Act. If the Purchaser should in the future decide to dispose of any of such securities, the Purchaser understands and agrees that it may do so only in compliance with the Act and applicable state securities laws, as then in effect.

4.6	Restricted Securities.

The Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Act and that the reliance of the Company on such exemption is predicated in part on the Purchaser’s representations set forth herein. The Purchaser represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of its investment. The Purchaser further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering and to obtain additional information to such Purchaser’s satisfaction.

4.7	Accredited Investor Status.

At the time such Purchaser was offered the Shares, it was, and at the date hereof it is, and on the Closing Date it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

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4.8	Accuracy of Accredited Investor Questionnaire.

The Accredited Investor Questionnaire delivered by such Purchaser in connection with this Agreement is complete and accurate in all respects as of the date of this Agreement and will be correct as of the Closing Date.

4.9	Residency.

Such Purchaser’s offices in which its investment decision with respect to the Purchased Shares was made are located at the address immediately below such Purchaser’s name on its signature page hereto.

4.10	Certain Trading Activities.

Such Purchaser has not directly or indirectly engaged in any Short Sales involving the Company’s securities since the time that it was first contacted by the Company with respect to the transactions contemplated hereby. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers. Notwithstanding the foregoing, in the case of a Purchaser that is or is part of a multi-managed investment vehicle (a “Fund”) whereby separate portfolio managers manage separate portions of such Fund’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Fund’s assets, the representation set forth above shall solely apply with respect to the portion of assets of such Purchaser managed by the portfolio manager that made the investment decision to purchase the Purchased Shares. Such Purchaser hereby covenants and agrees not to engage, directly or indirectly, in any transactions in the securities of the Company or involving the Company’s securities during the period from the date hereof until such time as (i) the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated in full. Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect short sales or similar transactions in the future.

4.11	Litigation.

There are no Claims pending or, to the knowledge of the Purchaser, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Purchaser that, individually or in the aggregate, would have a material adverse effect on (i) the ability of the Purchaser to perform its material obligations under this Agreement or any of the other Transaction Documents or (ii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents. No Order has been issued by any court or other Governmental Authority against the Purchaser purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

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4.12	Broker’s, Finder’s or Similar Fees.

There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Purchaser, in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

4.13	Inquiries and Access; No Reliance.

The Company has provided the Purchaser the opportunity to ask questions of the Company and has provided full access to its facilities and personnel in response to any request therefor that the Purchaser and his or its purchaser representative(s), if any, have made, concerning the Company and its activities, and all other matters relating to the operations of the Company and the offering and sale of the Purchased Shares. Such Purchaser acknowledges that he or it is not relying upon any other investor or any officer, director, stockholder, employee, agent, partner or Affiliate of any such investor in making his or its investment, or decision to invest, in the Company or in monitoring such investment. In addition, the purchase of the Purchased Shares and the consummation of the transactions contemplated hereunder by the Purchaser are not done in reliance upon any warranty or representation by, or information from, the Company of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement (including the schedules and exhibits hereto) and in any certificates required to be delivered to the Purchaser by the Company hereunder and thereunder. Such purchase and consummation are instead done entirely on the basis of the Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company as well as those representations and warranties by the Company specifically set forth in this Agreement (including the schedules and exhibits hereto) and in any certificates required to be delivered to the Purchaser by the Company hereunder and thereunder. In no respect does this Section 4.13 limit the representations and warranties contained in Article III of this Agreement.

ARTICLE V

CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE

The obligation of each of the Purchasers (i) to purchase the Purchased Shares pursuant to the terms of this Agreement and (ii) to perform any obligations hereunder with respect to the Closing shall be subject to the satisfaction as reasonably determined by, or waiver by, each of the Purchasers of the following conditions on or before the Closing Date.

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5.1	Representations and Warranties.

The representations and warranties of the Company contained in Article III hereof shall be true and correct at and on the Closing Date as if made at and on such date.

5.2	Compliance with this Agreement.

The Company shall have performed and complied with all of its agreements and conditions set forth herein that are required to be performed or complied with by the Company on or before the Closing Date.

5.3	Secretary’s Certificate.

The Secretary of the Company shall deliver to each of the Purchasers a certificate certifying from the Company, in form and substance satisfactory to each of the Purchasers, dated the Closing Date and signed by the Secretary of the Company, certifying (a) that the attached copies of the Certificate of Incorporation, Certificate of Designation, the Bylaws and resolutions of the Board of Directors approving this Agreement and each of the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

5.4	Filing of the Certificate of Designation.

The Certificate of Designation shall have been duly filed by the Company with and accepted by the Delaware Secretary of State and be in full force and effect.

5.5	Registration Rights Agreement.

As of the Closing Date, the Company and the Purchasers shall have duly executed and delivered the Registration Rights Agreement.

5.6	Consents and Approvals.

Except for the Securities Filings or with respect to the matters set forth on Schedule 3.3 of the Company Disclosure Schedule, all consents, exemptions, authorizations, or other action by, or notices to, or filings with, Governmental Authorities and other Persons required in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company that are necessary in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and each of the Purchasers shall have been furnished with appropriate evidence thereof.

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5.7	No Application of Anti-Takeover Provisions.

The Company’s Board of Directors, to the extent permissible under Delaware law, shall have taken all necessary action such that any provisions contained in the Certificate of Incorporation or Delaware law that may apply to business combinations or other transactions with affiliated stockholders or impact the voting rights of affiliated stockholders shall not apply to the Purchasers or their Affiliates, including but not limited to Section 203 of the Delaware General Corporation Law. The Company shall not have adopted any stockholder rights plan, “poison pill” or similar arrangement, or any anti-takeover provisions under its charter documents, that would trigger any right, obligation or event as a result of the issuance of the Series B Preferred pursuant hereto to the Purchasers or the Purchasers’ ownership of such securities, or the accumulation of Company securities acquired in the market by the Purchasers or their respective Affiliates.

5.8	No Material Judgment or Order.

There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law that, in the reasonable judgment of the Purchasers, would prohibit the purchase of the Purchased Shares or subject any of the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder.

5.9	No Litigation.

No action, suit proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company that, if adversely determined, would have, individually or in the aggregate, a material adverse effect on (i) the ability of the Company to perform its material obligations under this Agreement or any of the other Transaction Documents or (ii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents.

5.10	Opinion of Company Counsel.

Purchasers and the Company shall have received from Paul Hastings LLP, counsel to the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit E.

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5.11	Preemptive Rights.

All stockholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the Purchased Shares shall have irrevocably waived the same in writing.

5.12	No Suspension of Trading.

Trading in the Common shall not have been suspended by the SEC or otherwise.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO CLOSE

The obligation of the Company to issue and sell the Purchased Shares and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as reasonably determined by, or written waiver by, the Company of the following conditions on or before the Closing Date.

6.1	Representations and Warranties.

The representation and warranties of each of the Purchasers contained in Article IV hereof shall be true and correct at and on the Closing Date as if made at and on such date.

6.2	Compliance with this Agreement.

Each Purchaser shall have performed and complied with all of the agreements and conditions set forth herein that are required to be performed or complied with by such Purchaser on or before the Closing Date.

6.3	Registration Rights Agreement.

Each Purchaser shall have duly executed and delivered the Registration Rights Agreement.

6.4	Questionnaires.

Each Purchaser shall have duly executed and delivered to the Company an Accredited Investor Questionnaire, satisfactory to the Company, and Stock Certificate Questionnaire, in the forms attached hereto as Exhibits F and G, respectively.

6.5	No Material Judgment or Order.

There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law that, in the reasonable judgment of the Company, would prohibit the sale of the Purchased Shares or subject the Company to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Purchased Shares to be purchased hereunder.

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6.6	No Litigation.

No action, suit proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Purchasers that, if adversely determined, would have, individually or in the aggregate, a material adverse effect on (i) the ability of the Purchasers to perform their respective material obligations under this Agreement or any of the other Transaction Documents or (ii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents.

6.7	Consents and Approvals.

Except for the Securities Filings, all consents, exemptions, authorizations, or other action by, or notices to, or filings with, Governmental Authorities and other Persons required in respect of all Requirements of Law and with respect to those Contractual Obligations of the Purchasers that are necessary in connection with the execution, delivery or performance by, or enforcement against, the Purchasers of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

ARTICLE VII

MISCELLANEOUS

7.1	Survival of Representations and Warranties.

All of the representations and warranties made herein shall survive the execution and delivery of this Agreement and expire twenty-four (24) months after the Closing Date, except for (a) Sections 3.1, 3.2, 3.4, 3.7, 4.1, 4.2, 4.4, 4.5 and 4.7 which representations and warranties shall survive indefinitely, and (b) Section 3.12, which shall survive until the later to occur of (i) the lapse of the statue of limitations with respect to the assessment of any Tax to which such representation and warranty related (including any extensions or waivers thereof) and (ii) 60 days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no Claim with respect to Section 3.12 may be asserted thereafter with the exception of Claims arising out of any fact, circumstance, action or proceeding to which the party asserting such Claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

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7.2	Notices.

All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)	if to the Company:

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska 68164

Attention: Chief Financial Officer

Facsimile: 402-452-5401

with a copy to:

Paul Hastings LLP

1117 S. California Avenue
Palo Alto, California 94304

Attention: Jeffrey T. Hartlin

Facsimile: 650-320-1904

and

(b)	if to the Purchasers:

c/o Third Security, LLC

1881 Grove Avenue

Radford, Virginia 24141

Attention: Tad Fisher

Facsimile: 540-633-7939

with a copy to:

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Attention: John Owen Gwathmey

Facsimile: 804-698-5174

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

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7.3	Successors and Assigns; Third Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws the Purchasers may assign any of their rights under any of the Transaction Documents to any of their Affiliates. The Company may not assign any of their rights under this Agreement without the written consent of the Purchasers. No person other than the parties hereto and their successors are intended to be beneficiaries of the provisions of this Agreement.

7.4	Amendment and Waiver.

(a)	No failure or delay on the part of the Company or Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

(b)	Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other further notice or demand in similar or other circumstances.

7.5	Counterparts; Facsimile.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement, and may be delivered to the other parties hereto by facsimile or similar electronic means.

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7.6	Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.7	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

7.8	Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

7.9	Rules of Construction.

Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

7.10	Entire Agreement.

This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

7.11	Publicity; Confidentiality.

None of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby or the Purchasers without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict the Purchasers or the Company from disclosing information (a) that is already publicly available, (b) that was known to the Purchasers on a non-confidential basis prior to its disclosure by the Company, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that the parties will use reasonable efforts to notify the other party in advance of such disclosure so as to permit such party to seek a protective order or otherwise contest such disclosure, and such other party will use reasonable efforts to cooperate, at the expense of the party trying to prevent such disclosure, with such party in pursuing any such protective order, (d) to the Purchaser’s or the Company’s officers, directors, agents, employees, members, partners, controlling persons, auditors or counsel, (e) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents or (f) to the prospective transferee in connection with any contemplated transfer of any of the Purchased Shares. If any announcement is required by law or the rules of any securities exchange or market on which shares of Common are traded to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party reasonable opportunity to comment thereon.

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7.12	Further Assurances.

Each of the parties shall execute such documents and perform such further acts, at the expense of the requesting party, (including, without limitation, obtaining any consents, exemptions, authorizations or other action by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

7.13	Expenses. Each party hereto shall be responsible for its own fees and expenses associated with this Agreement and the closing of the transactions contemplated hereby; provided, however, that at the Closing the Company shall reimburse the Purchasers for all reasonable documented fees and expenses (including attorney’s fees) incurred by the Purchasers in connection with the transactions contemplated by this Agreement, up to a maximum of $50,000.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.

COMPANY:	TRANSGENOMIC, INC.

	By:	/s/ Paul Kinnon
Name: Paul Kinnon
Title: CEO and President

PURCHASERS:	THIRD SECURITY SENIOR STAFF 2008 LLC

	By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC, which is the Manager of Third Security Senior Staff 2008 LLC

THIRD SECURITY STAFF 2014 LLC

	By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC, which is the Manager of Third Security Staff 2014 LLC

THIRD SECURITY INCENTIVE 2010 LLC

	By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC, which is the Manager of Third Security Incentive 2010 LLC

[Signature Page to Series B Convertible Preferred Stock Purchase Agreement]